Exhibit 21.1

MICROSTRATEGY INCORPORATED

SUBSIDIARIES

Alarm.com Incorporated	MicroStrategy Iberica, S.L.U.
(Delaware)	(Spain)

MicroStrategy Administration Corporation	MicroStrategy International Limited
(Delaware)	(Bermuda)

MicroStrategy Management Corporation	MicroStrategy International II Limited
(Delaware)	(Bermuda)

MicroStrategy Services Corporation	MicroStrategy Italy S.r.l.
(Delaware)	(Italy)

Strategy.com Incorporated	Nihon MicroStrategy Kabushiki Kaisha (MicroStrategy Japan Inc.)
(Delaware)	(Japan)

Alarm.com Poland sp. z o. o.	MicroStrategy Korea Co., Ltd.
(Poland)	(Korea)

MicroStrategy Austria GmbH	MicroStrategy Limited
(Austria)	(United Kingdom)

MicroStrategy Pty. Ltd.	MicroStrategy Mexico, S. de R.L. de C.V.
(Australia)	(Mexico)

MicroStrategy Belgium BBVA	MicroStrategy Poland sp. z o. o.
(Belgium)	(Poland)

MicroStrategy Benelux B.V.	MicroStrategy Portugal, Sociedade Unipessal, Lda.
(Netherlands)	(Portugal)

MicroStrategy Brasil Ltda.	MicroStrategy Singapore Pte Ltd
(Brazil)	(Singapore)

MicroStrategy Canada Incorporated	MicroStrategy South Africa (Proprietary) Limited
(Canada)	(South Africa)

MicroStrategy Denmark ApS	MicroStrategy Sweden AB
(Denmark)	(Sweden)

MicroStrategy Deutschland GmbH	MicroStrategy Switzerland GmbH
(Germany)	(Switzerland)

MicroStrategy France SARL	Strategy.com International Limited
(France)	(Bermuda)